Exhibit 10.1
YELP INC.
PERFORMANCE BONUS COMPENSATION PLAN FOR EXECUTIVES
1.    PURPOSE
The Yelp Inc. Performance Bonus Compensation Plan for Executives (the “Plan”) is designed to guide the consideration and provision, if warranted, of annual cash performance bonuses to members of the senior management team at Yelp Inc. (the “Company”). The Plan is intended to provide such individuals with incentives and rewards for working to achieve outstanding performance against their pre-defined performance objectives and to enhance the ability of the Company to attract and retain highly talented individuals.
2.    ADMINISTRATION
The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee will have the sole discretion and authority to administer and interpret the Plan, and the decisions of the Committee will in every case be final and binding on all persons having an interest in the Plan.
3.    PLAN YEAR
For purposes of the Plan, the Company’s fiscal year will be the “Plan Year,” and the Plan will first apply to the Plan Year that commenced on January 1, 2022.
4.    ELIGIBILITY
(a)    Participation
In order to be eligible to participate in the Plan for any Plan Year and be considered a “Participant” for such Plan Year, an individual must: (i) be (as of the first day of such Plan Year) or become (as of any later date during such Plan Year) an “officer” of the Company (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder) (a “Section 16 Officer”), and such participation will be effective as of such first day or such later date during such Plan Year, as applicable, unless determined otherwise by the Committee; and (ii) receive a participation notice from the Company informing such individual that he or she is eligible to participate in the Plan for the applicable fiscal year, substantially in the form of Exhibit A hereto (a “Participation Notice”), and sign and return such Participation Notice to the Company.
Any other individual who is employed by the Company may become a Participant if such individual is specifically so designated in writing by the Committee, and in such case, such participation will be effective as of the date specified by the Committee.
For each Plan Year, each Participant will be granted an opportunity to receive a future payment under the Plan (an “Award”) for such Plan Year, the amount and payment of which is (i) contingent upon achievement of the applicable performance goals established by the Committee (as described in Section 5(b)) and (ii) subject to the terms and conditions of the Plan (including, but not limited to, Section 5(d)).
(b)    Award Payments
Except as expressly provided otherwise (i) in any other written plan maintained by the Company, (ii) in a written, binding agreement between a Participant and the Company, or (iii)

by the Committee, and unless otherwise expressly required by applicable law, in order to be eligible to receive payment of an Award for any Plan Year, a Participant must meet the following criteria: (A) continue to be a Section 16 Officer (or other applicable level if such individual became a Participant through a specific designation by the Committee), from the date his or her participation in the Plan commences for such Plan Year through the date that Awards for such Plan Year are paid under the Plan; and (B) comply with any rules of the Plan established by the Committee. There is no guarantee for any payment of an Award under the Plan. Awards are paid as advances and not earned until no longer subject to recoupment in accordance with the Clawback Provisions described in Section 7 below, as applicable, unless prohibited by applicable law.
5.    METHOD FOR ESTABLISHING AND DETERMINING AWARDS
(a)    Establishment of Target Awards
For each Plan Year, the Committee will establish the following for each Participant: (i) a target award opportunity under the Plan (“Target Award”), expressed either as a percentage of such Participant’s Base Salary or as a set dollar amount, and which may be specified by individual name and/or position or level; (ii) the percentage of such Target Award attributable to corporate performance goals; and (iii) the percentage of such Target Award attributable to individual performance goals, if applicable. The Committee will make such determinations under this Section 5(a) at the times and in the manner determined appropriate in its sole discretion and is not obligated to treat all Participants similarly.
Notwithstanding the foregoing, if a Participant’s written employment agreement or offer letter agreement with the Company provides for a greater target award opportunity than such Participant’s Target Award for any Plan Year, then for purposes of the Plan, such greater target award opportunity will be deemed to be such Participant’s Target Award for such Plan Year.
If a Participant is promoted to a position or level with a greater Target Award during any Plan Year, unless otherwise determined by the Committee, such Participant’s Award will be calculated on a pro rata basis, based on his or her time in each position or level during such Plan Year and the applicable performance goals for such positions or levels for such Plan Year.
For purposes of the Plan, “Base Salary” for a Participant means the total amount of base salary or base pay earned by such Participant during the applicable Plan Year while such individual is a Participant. Base Salary does not include any bonuses, commissions or other incentive compensation, amounts received or otherwise recognized in connection with equity awards, expense reimbursements, relocation payments, overtime or shift differential payments, contributions made by the Company under any employee benefit plan, the value of any employee benefits or perquisites paid for by the Company or any other similar items of compensation. Base Salary will be determined before any deductions for taxes or benefits and deferrals of compensation pursuant to any plan sponsored by the Company.
(b)    Establishment of Performance Goals
For each Plan Year, the Committee will establish the following: (i) one or more corporate performance goals for such Plan Year; (ii) one or more individual performance goals for each Participant for such Plan Year, if applicable; (iii) the relative weights, if any, of such corporate and/or individual performance goals; and (iv) such other terms and conditions of the Award, if any, the Committee determines appropriate in its discretion (and in accordance with the terms of the Plan). The Committee will make such determinations under this Section 5(b) at the times and in the manner determined appropriate in its sole discretion and is not obligated to treat all Participants similarly.
For each Plan Year, the corporate performance goals will be based on any one of, or combination of, the following as determined by the Committee: earnings (including earnings per share and net earnings); earnings or net income (loss) before or net of any one or more of the following: interest, taxes, depreciation, amortization, other income (expense), stock-based compensation, changes in deferred revenue, legal settlements, restructuring costs and impairment charges; other earnings or net income targets; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; implementation or completion of projects or processes; user satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; bookings; the number of users, including but not limited to unique users; employee retention or personnel matters; financing; corporate governance and/or compliance; intellectual property; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution, and sale of the Company’s products; co-development, co-marketing, profit sharing, joint venture, or other similar arrangements; individual performance goals; corporate development and planning goals; or such other measures of performance selected by the Committee. Corporate performance goals may be based on a Company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Committee has the discretion to make adjustments to corporate performance goals or in the method of calculating the attainment of corporate performance goals, including (but not limited to) adjustments relating to items such as restructuring and/or other nonrecurring charges, items that are “unusual” in nature or occur “infrequently,” dilutive effects of acquisitions or joint ventures, or costs incurred in connection with potential acquisitions or divestitures.
For each Plan Year, the individual performance goals, if any, for a Participant may be based on such Participant’s contributions toward the achievement of the corporate performance goals for such Plan Year, department goals for such Participant’s area of accountability or responsibility or other individual goals derived from or related to the corporate performance goals for such Plan Year.
(c)    Evaluation of Performance Results
Following the end of each Plan Year, the Committee will (i) determine whether (and to what extent) the Company has achieved the corporate performance goals established for such Plan Year pursuant to Section 5(b), with such level of achievement to be expressed as a percentage, taking into account any relative weighting of such performance goals (the “Corporate Performance Percentage”), and (ii) determine whether (and to what extent) each Participant has achieved the individual performance goals, if any, established for such Plan Year pursuant to Section 5(b), with such level of achievement to be expressed as a percentage of such Participant’s individual performance goals (the “Individual Performance Percentage”).

For each Plan Year, the Corporate Performance Percentage and/or the Individual Performance Percentage for any Participant may exceed 100% in the event the Company or such Participant exceeds the targeted level of achievement of the applicable goals for such Plan Year, provided that in no event may such Corporate Performance Percentage or Individual Performance Percentage exceed 200% or such other the maximum payout limitation approved by the Committee for the applicable Plan Year.
(d)    Determination of Actual Awards
For each Plan Year, the Committee will determine the amount of any actual Award for each Participant (which may be below, at or above such Participant’s Target Award for such Plan Year), based on the following: (i) such Participant’s Target Award for such Plan Year; (ii) the percentage of such Target Award attributable to corporate performance goals; (iii) the percentage of such Target Award attributable to individual performance goals, if applicable; (iv) the Corporate Performance Percentage for such Plan Year; and (v) the Individual Performance Percentage for such Participant for such Plan Year, if applicable.
Notwithstanding the foregoing, the Committee will have the discretion to reduce the amount of any actual Award below the amount calculated under the terms of the Plan, including to zero, and may take into consideration such other factors as it determines appropriate, in its sole discretion, in determining the amount of any actual Award for any Participant. Awards will additionally be subject to any maximum payout limitation approved by the Committee for the applicable Plan Year.
6.    PAYMENT OF AWARDS
Following, and subject to, the Committee’s determination of actual Awards for a Plan Year pursuant to Section 5(d) and satisfaction of continued services as described in Section 5(b) and all other conditions for a Participant to earn and receive an award under the terms of the Plan, the Committee will approve the payment of Awards for such Plan Year. The payment of Awards under the Plan will be made as soon as practicable after such approval, but in no event later than thirty (30) days after Committee approval, which is expected to occur within the first fiscal quarter following the end of the Plan Year with respect to which Awards are being paid. However, Awards are not earned until no longer subject to recovery pursuant to the Clawback Provisions described in Section 7 below, as applicable, unless prohibited by applicable law. As a result, to the extent the Clawback Provisions described in Section 7 below apply, the Company pays Awards in advance of the Participant’s earning of the Award, and such advances are subject to recovery pursuant to the Clawback Provisions described in Section 7 below. All payments of Awards under the Plan are intended to satisfy the requirements for the “short-term deferral” exemption from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly.
All Awards under the Plan will be paid in the form of cash or, if approved by the Committee, an equity award under the Yelp Inc. 2012 Equity Incentive Plan, as amended (or any successor thereto) (the “EIP”), or any similar award under any other applicable equity incentive plan adopted by the Company. The terms and conditions of any such equity award (or similar award) will be determined by the Committee in its sole discretion.
7.    MISCELLANEOUS
(a)    Withholding of Compensation. The Company will deduct and withhold from any amounts payable to Participants under the Plan any amounts required to be deducted and withheld by the Company under the provisions of any applicable federal, state, local or foreign statute, law, regulation, ordinance or order. The Company and its affiliates reserve the right to require a Participant to satisfy such deduction and withholding obligation in such manner as specified by the Company (or its affiliate, if applicable) under applicable law in the event that amounts payable to Participants under the Plan are not paid in the form of cash.
(b)    Plan Funding. The Plan will be unfunded. Nothing contained in the Plan will be deemed to require the Company to deposit, invest or set aside amounts for the payment of any Awards under the Plan.
(c)    Amendment or Termination of the Plan. The Plan may be amended or terminated at any time by the Committee.
(d)    No Guarantee of Continued Service. The Plan will not confer any rights upon an employee to remain in service with the Company for any specific duration or interfere with or otherwise restrict in any way the rights of the Company to terminate an employee’s service with the Company for any reason, with or without cause or notice.
(e)    No Assignment or Transfer. None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any employee of the Company or Participant. Any purported assignment or transfer by any employee of the Company or Participant will be void. Participation in the Plan does not give any individual any ownership, security or other rights in any assets of the Company.
(f)    Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.
(g)    Governing Documents. Each Award under the Plan will be governed by the provisions of the Plan as set forth herein. The Plan contains the entire agreement between the Company and each Participant on this subject, and supersedes all prior bonus compensation plans or programs of the Company and all other previous oral or written statements regarding any such bonus compensation plans or programs.
(h)    Clawback/Recovery. All Awards and payouts under the Plan will be subject to recoupment in accordance with the following provisions, as applicable and subject to applicable law (the “Clawback Provisions”): (i) the Company’s Policy for Recoupment of Incentive Compensation, adopted January 18, 2019 (as it may be amended or superseded), (ii) any clawback policy that the Company (x) is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and (y) otherwise voluntarily adopts, to the extent applicable and permissible under applicable law; and (iii) such other clawback, recovery or recoupment provisions set forth in an individual written agreement between the Company and the Participant, if applicable. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an individual written agreement with the Participant as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of a previous payment under the Plan upon the occurrence of an event constituting “Cause” (as defined in the EIP) or any similar term under any other applicable equity incentive plan adopted by the Company. No recovery of compensation under such a Clawback Provision will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
Recovery of Mistaken Payments: On occasion or by mistake, the Company may overpay or make incorrect payments of Awards. For these situations, to the extent permitted by applicable law, the Company reserves the right to offset or recover such mistaken payment amounts from any future payments of compensation to the Participant. By signing the Participation Notice, the Participant authorizes the Company to reduce from any amounts owed to the Participant by the Company (including Base Salary, expense reimbursements, other bonuses or accrued vacation pay) such mistaken payment amounts and, to the extent the mistaken payment amounts are not repaid to the Company from such reduction, then the unpaid balance becomes a debt the Participant owes to the Company.
(i)    Governing Law. The rights and obligations of any employee of the Company under the Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles.

EXHIBIT A

YELP INC.
PERFORMANCE BONUS COMPENSATION PLAN FOR EXECUTIVES

PARTICIPATION NOTICE FOR FY 20[__]

Performance Bonus Compensation Plan for Executives – attached as Exhibit A

Plan Year:

Plan Effective Date:

Target Award:

Performance Goals and Payout Methodology (each as set, calculated and determined by Yelp, in its discretion pursuant to the Plan):

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Participant’s Acknowledgement:

I have read and understood the terms and conditions of the Yelp Inc. Performance Bonus Compensation Plan for Executives (attached hereto) (the “Plan”) and my participation terms described above, and I accept and agree to be bound by the Plan such terms. I understand that failure to sign this document will disqualify me from earning any other payments under the Plan, and that I will not be otherwise eligible to earn any or other bonus payments.

____________________________________

Name: ______________________________